Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

October 21, 2010

CFO Commentary on Third-Quarter 2010 Financial Results

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Summary

We achieved record third quarter revenue of $504.0 million, an increase of 16 percent, compared to third quarter 2009. Third quarter 2010 net income increased $5.3 million, or 11 percent, to $52.2 million, or $1.53 per diluted share, including a $0.10 per share benefit from a lower tax rate, compared to net income of $46.9 million, or $1.38 per diluted share, for the third quarter of 2009.

We increased our outlook for full year 2010 net sales to increase 17 to 18 percent and reduced our outlook for 2010 operating margin to be approximately 6.2 to 6.6 percent of sales. A comprehensive discussion of the factors contributing to the downward revision to operating margin is contained in the outlook section below.

Global spring 2011 wholesale product backlog at September 30, 2010 totaled $394.2 million, an increase of more than 12 percent compared with backlog of $350.8 million at September 30, 2009.

NOTE: Unless otherwise noted, all comparisons below are between third quarter 2010 and third quarter 2009.

Net Sales

Third quarter net sales increased 16 percent to $504.0 million and changes in foreign currency exchange rates did not have a material impact on the consolidated sales comparison.

Regions

•

U.S. net sales increased 22 percent to $325.6 million, driven primarily by growth in wholesale and direct-to-consumer net sales of the Columbia brand. U.S. wholesale net sales registered a high-teens percent increase while U.S. direct-to-consumer net sales increased low forties percent, including strong same-store growth, the benefit of an expanded e-commerce platform, and 4 more U.S.-based retail stores compared to the same period last year (48 vs. 44 stores).

•

Net sales in our Europe, Middle-East & Africa (EMEA) region decreased 2 percent to $66.3 million, including an eight percentage point negative effect from foreign currency exchange rates. This region was negatively impacted by later receipts of inventory due to sourcing capacity constraints in Asia, resulting in a shift in timing of fall shipments into the fourth quarter. Net sales in our EMEA direct business showed a low single digit percent decline due to unfavorable changes in foreign currency exchange rates that offset a net sales increase in local currency. Net sales in our EMEA distributor business remained relatively flat year over year.

•

Net sales in our Latin America & Asia Pacific (LAAP) region increased 33 percent to $59.0 million, including a 6 percentage point benefit from foreign currency exchange rates. Net sales to our LAAP distributors experienced high sixties percent growth due in part to a higher volume of Fall shipments occurring in the third quarter this year versus the second quarter last year, reflective of sourcing capacity constraints in Asia resulting in later deliveries to our distributors. Japan net sales showed a high teens percent increase, primarily concentrated in Columbia-branded apparel, aided by a low-double digit percentage point benefit from foreign currency exchange rates. Korea net sales showed high twenties percent growth, led by the Columbia brand, including a mid-single digit percentage point benefit from foreign currency exchange rates.

•

Net sales in Canada decreased 4 percent to $53.1 million, including a four percentage point benefit from foreign currency exchange rates. The decrease was primarily due to the later receipts of inventory due to sourcing capacity constraints in Asia, resulting in a shift in timing of fall shipments into the fourth quarter.

Product Categories

•	Sportswear net sales increased $25.3 million, or 18 percent, primarily driven by increased U.S. and LAAP Columbia-branded net sales.

•	Outerwear net sales increased $24.8 million, or 12 percent, primarily driven by increased U.S. Columbia-branded net sales.

•

Footwear net sales increased $12.5 million, or 18 percent, primarily driven by increased Sorel-branded net sales in the U.S. and EMEA regions, and increased Columbia-branded net sales in the U.S and LAAP regions.

•	Accessories & Equipment net sales increased $6.9 million, or 31 percent, driven by increased net sales of the Columbia and Mountain Hardwear brands in the U.S.

Brands

•	Columbia brand net sales increased $60.0 million, or 16 percent.

•	Sorel net sales increased $6.4 million, or 24 percent.

•	Mountain Hardwear net sales increased $3.0 million, or 9 percent.

Gross Margin

Third quarter 2010 gross margins decreased 90 basis points, to 42.5 percent, primarily due to incremental costs to expedite production and delivery of fall orders, partially offset by favorable foreign currency hedge rates and increased direct-to-consumer sales at higher gross margins.

Selling, General and Administrative (SG&A) Expense

SG&A expense increased 19 percent to $148.1 million, representing 29.4 percent of net sales, compared to 28.6 percent for last year’s third quarter. The increase of $23.9 million was a result of:

•	an increase in global personnel costs related to the reinstatement of personnel and benefit programs that were curtailed or postponed in 2009,

•	an increase in advertising spend,

•

expenses associated with various initiatives to improve our IT infrastructure, business processes, and enterprise data and information management, including costs to support our global ERP implementation, and

•	incremental costs to support our expanded direct-to-consumer businesses.

Operating Income

Operating income was $68.5 million, or 13.6 percent of net sales, compared to operating income of $65.7 million, or 15.1 percent of net sales.

Income Tax Expense and Net Income

Income tax expense was $16.5 million, equating to a 24 percent tax rate compared to a 29 percent tax rate for the third quarter of 2009. Our effective income tax rate decreased primarily as a result of the recognition of tax benefits associated with statute of limitations expirations during the third quarter.

Net income increased 11 percent to $52.2 million, or $1.53 per diluted share, compared with net income of $46.9 million, or $1.38 per diluted share.

Balance Sheet

The balance sheet remains very strong with cash and short-term investments totaling $236.3 million compared to $210.5 million at the same time last year.

Consolidated accounts receivable at September 30, 2010 increased 14 percent, to $364.0 million, compared to $319.5 million one year ago, which is in line with the 16 percent increase in third quarter net sales.

Consolidated inventories at September 30, 2010 increased 19 percent from one year ago, to $358.2 million.

As we look toward year-end 2010, we expect inventories to increase at a higher rate than our reported Spring wholesale backlog growth of 12% for the following reasons:

•

We were able to secure more timely manufacturing capacity for the Spring 2011 season; therefore, we expect to receive a higher percentage of our Spring 2011 production in the fourth quarter of 2010, whereas we were still awaiting receipt of a larger portion of our Spring 2010 production at the end of 2009.

•

We took deliberate steps to increase our replenishment inventory volumes after we exited 2009 with abnormally low replenishment inventory levels and experienced stock-outs of some key replenishment styles.

•

We plan to carry a larger volume of excess Fall inventory into 2011 than we did last year, and sell it primarily through our own retail outlet stores where we tend to generate higher gross margins than when we sell excess inventory through independent close-out channels.

Cash Flow

In the third quarter of 2010, we used approximately $124.6 million in cash for operations; spent $22.9 million on acquisitions and capital expenditures, repurchased $10 million in stock, and paid $6.1 million in dividends. Depreciation and amortization expense for the quarter was $9.4 million compared to $9.2 million for last year’s third quarter.

Wholesale Backlog

Spring wholesale backlog at September 30, 2010 was $394.2 million, an increase of $43.4 million, or 12 percent, compared with Spring wholesale backlog of $350.8 million at September 30, 2009. Our spring wholesale backlog reflects growth across each major brand, product category and region, led by a low-double-digit percentage increase in the U.S. Consolidated wholesale backlog, which includes both global fall and spring orders, was $667.4 million, a 13 percent increase compared with consolidated wholesale backlog of $590.0 million at September 30, 2009. Changes in currency exchange rates did not have a material effect on the year-over-year backlog comparisons.

Dividend

Columbia’s board of directors approved a fourth quarter dividend of $0.20 per share, an increase of $0.02 per share, or 11 percent, from the prior quarterly dividend rate.

Outlook

We are increasing our outlook for full year 2010 revenues to increase approximately 17 to 18 percent from fiscal year 2009 based on a combination of factors, including actual results through September 30, 2010, the 19 percent increase in our Fall 2010 order backlog previously announced and anticipated sales from our direct-to-consumer channel during the holiday season.

We expect full year 2010 gross margin to increase up to 20 basis points compared with full year 2009, based on:

•	a higher proportion of direct-to-consumer sales at higher gross margins,

•	improved gross margins from close-out product sales, and

•	favorable foreign currency hedge rates for Fall 2010,

•	largely offset by increased costs to expedite production and delivery of Fall orders.

We expect full year 2010 SG&A as a percent of sales to increase approximately 50 to 75 basis points, compared with full year 2009, as a result of the following major factors:

•	the run-rate effect of the company’s retail expansion in 2009 and 2010,

•	increased marketing investment, primarily to support the global launch of our Fall 2010 product line,

•	increased personnel costs related to the reinstatement of personnel and benefit programs that were curtailed or postponed in 2009,

•

expenses associated with various initiatives to improve our IT infrastructure, business processes and our enterprise data and information management across the organization, including costs to support our global ERP implementation, and

•	transitional costs associated with internalizing our sales organizations in North America and Europe.

As a result, we now expect full year 2010 operating margin of approximately 6.2 percent to 6.6 percent of sales, compared to our prior expectation of approximately 7 percent.

We are currently planning the full year 2010 income tax rate to be approximately 26 percent, leading to expected full year 2010 diluted earnings per share of $2.00 to $2.15.

It is important to note that our fourth quarter results are more difficult to forecast than other quarters because they rely more heavily on fall weather patterns and the pace of retail sell-through to determine the mix of customer reorders and cancellations. In addition, our direct-to-consumer business now represents a larger part of our fourth quarter sales and profitability, resulting in potentially both upside and downside risk to our current outlook. In addition, the macro-economic environment continues to be characterized by a high degree of uncertainty regarding consumer spending habits.

Looking specifically at fourth quarter 2010, we expect net sales to increase 20 to 23 percent, due to the increase in Fall order backlog reported in April and anticipated incremental direct-to-consumer sales. Fourth quarter 2010 operating margin compared with fourth quarter 2009 operating margin is expected to contract between approximately 65 to 205 basis points, consisting of approximately 65 to 135 basis points of gross margin contraction and up to 70 basis points of SG&A expansion. The anticipated gross margin contraction is primarily driven by incremental costs to expedite production and delivery of fall orders and a higher proportion of close-out sales. Anticipated fourth quarter SG&A expansion is affected by the same factors contributing to the increase in full year SG&A.

We are currently planning approximately $35 million in capital spending during 2010, with approximately $10 million of that related to retail expansion and approximately $25 million related to maintenance and infrastructure projects.

As we experience the benefits of the investments that we’ve made in our product development, design and marketing functions, we are also making investments in IT infrastructure and business process improvements to support long-term growth opportunities and help leverage our business model over the long-term.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating margins, currency exchange rates, tax rates, SG&A expenses, net income, earnings per share, marketing efforts, and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; bankruptcies of key customers; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

###